Exhibit 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report of Vital Products Inc. on Form 10-K for the year ended July 31, 2010 of our report dated November 13, 2009, relating to the accompanying audited financial statements (and related statements included therein) as of July 31, 2009 which appears in the Annual Report.




/s/ MSCM LLP
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MSCM LLP
Toronto, Canada
December 14, 2010
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